[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

SHIPBUILDING CONTRACT

BETWEEN

ULSTEIN VERFT AS
(AS “BUILDER”)

AND

LINDBLAD MARITIME ENTERPRISES, LTD
(AS “BUYER”)

FOR

ONE ULSTEIN® CX104 Exploration Cruise Vessel
BUILDER’S HULL NO: 316

CONDITIONS OF CONTRACT

PREAMBLE

THIS CONTRACT is made this 25 day of February, 2019 by and between:

Ulstein Verft AS (business org. no. 912 447 561), a company organised and existing under the laws of Norway, having its principal office at Osneset, N-6065 Ulsteinvik, Norway, (hereinafter called the “Builder”) and

Lindblad Maritime Enterprises, Ltd (business org. no. CT-185923), a company organised and existing under the laws of the Caytnan Islands, having an office at 96 Morton Street, New York, New York (hereinafter called the “Buyer”).

WHEREBY

In consideration of the mutual covenants herein contained, the Builder agrees to design, build, launch, equip, complete, sell and deliver to the Buyer at the Builder’s Shipyard the “Vessel” as hereinafter described; and the Buyer agrees to purchase the “Vessel”, take delivery and pay for it;

all in accordance with the terms hereinafter set forth.

ARTICLE I.     DEFINITIONS

In this CONTRACT the following words shall have the meaning set out herein below:

“Affiliate(s)”

means in relation to any party; any company, corporation or other legal entity, which directly or indirectly: (a) is controlled by such party; or (b) controls such party; or (c) is under common control with such party. For the purposes of this definition a company is directly controlled by another company if such other company holds shares, quotas or voting rights, carrying in the aggregate fifty per cent (50%) or more of the votes exercisable at shareholder meetings

“Banking Days”	days where banks are open for business in: Norway and the United States

“Builder”	the company referred to as “Builder” in the preamble, inclusive of its servants and employees

“Buyer” “Buyers”	the company referred to as “Buyer” in the preamble, inclusive of its servants and employees

“Supplies”

any item, equipment, stores or services ordered directly by the Buyer from the manufacturer or supplier, which shall not be supplied and/or paid for by the Builder in accordance with the terms of the Contract

“Classification Society” or “Class”	the Classification Society referred to in Article II, clause 3

“Conditions of Contract”	means the Preamble and Articles Ito Articles XXI of this Contract

“Contract”

the Conditions of Contract, the Specifications and Drawings (attached as Appendix III hereto) and the other Appendices attached hereto, and any amendments thereto (if in writing and signed by Builder and Buyer)

“Contract Deadweight”	the weight set out in Article 2, clause 2

“Contract Delivery Date”	the date set out in Article VIII, clause I

“Contract Price”	the Original Contract Price as set out in Article HI, clause I, as may be adjusted in accordance with the terms of the Contract

“Date of Contract”	the date specified in the preamble to this Contract, regardless of whether the Contract actually is effective on this date or whether the Contract is signed subject to conditions to be fulfilled

“Deadweight”	difference between (i) displacement of the Vessel at its design draft draught at even keel and (ii) Lightweight

“Defect”

any deficiency or non-conformity in the design, construction, material and/or workmanship of the Vessel (excluding always any Buyer’s Supplies) for which the Builder and/or the Builder’s Subcontractors are liable.

“Delivery and Acceptance”	the delivery of the Vessel from the Builder to the Buyer and acceptance thereof by the Buyer in accordance with Article VIII, clause 2

“Delivery Date”	Contract Delivery Date as set out in Article VIII, clause 1, as may be adjusted for Net Delay and/or otherwise in accordance with the provisions of the Contract

“Drawings”	the plans and drawings listed in Appendix III hereto

“Financial Liability”

the total amount paid, payable, credited or to be credited by or on behalf of the Builder to the Buyer directly, or for the benefit of the Buyer, including but not limited to the specified liquidated damages in Article IV and any other monetary or financial liability the Builder may have to the Buyer, whether such liability is known or unknown to the parties at the date of the Contract, as per the final paragraph of the introductory wording of Article IV and subject to the exclusions stated therein.

“Flag State”	the State referred to in Article II, clause 5

“Force Majeure Delay”	a delay caused by Force Majeure, which according to Article IX constitutes Permissible Delay

“Gross Negligence”

a negligent act or negligent failure to act, which act or omission would reasonably be perceived as entailing an extreme degree of risk of injury to a person or physical loss of or damage to property (considering the probability and magnitude of the potential injury, loss or damage), coupled with indifference to such extreme risk

“Guarantee Period”

a period of 12 months from the earlier of i) the Delivery and Acceptance of the Vessel, or ii) the date falling five (5) days after the Builder rightfully has tendered notice that the Vessel is ready for delivery in accordance with Article VII, clause 4 and Article VIII, clause 2, or iii) such other period as may be mutually agreed between the Buyer and the Builder

“Intellectual Property Rights”	all copyright, trade mark, patent or similar rights

“Lightweight”

the weight of the Vessel, fully completed and equipped, ready for normal operations, with zero (0) metric tonnes of Buyer’s Supplies and without consumables, crew, and bunkers, as determined by customary inclining experiment

“Maker’s List”	an agreed list of potential Subcontractors approved for equipment, machinery or services (as identified with respect to each such supplier) included in the Specifications

“Net Delay”	the actual delay in the construction of the Vessel determined as set forth in Article IX, clause 4

“Original Contract Price”	the price stipulated in Article III, clause I

“Permissible Delay”	all delays, inclusive of Force Majeure Delay, causing delay in delivery of the Vessel which according to the terms of the Contract permit postponement of the Delivery Date

“Regulatory Bodies”

the relevant authorities imposing rules and regulations with which the construction and delivery of the Vessel must comply, as specified in this Contract, including the authorities of the Flag State together with other authorities set out in the Specifications

“Representative”	a person or persons authorised by the Buyer as set forth in Article V, clause 2

“Specifications”	the specifications included in Appendix III hereto

“Subcontractor”

any person (not being a servant or employee of the Builder) or company, with whom the Builder has entered into, or will enter into a contract for the design, construction, manufacture or supply of any item, equipment, work or service for the Vessel

“Vessel”	the vessel described in Article IL

“Working Day”	a day when work is normally performed in the country of tha Builder’s Shipyard as referred to in Article II, clause 1

“Hull no. 312”	A vessel to be designed, built, launched, equipped, completed by the Builder and sold and delivered to the Buyer pursuant to a shipbuilding contract entered into between the Buyer and the Builder on 1st November 2017, bearing the Builder’s hull no. 312.

ARTICLE II.	THE VESSEL, DESCRIPTION AND CLASS

1.     Description

The Vessel shall be built (subject to sub-contracting as permitted hereunder) at the Builder’s yard in Ulsteinvik (the “Builder’s Shipyard”), and shall have the Builder’s Hull No. 316, and be designed, constructed, equipped, completed and delivered by the Builder in accordance with the provisions of this Contract.

Subject to differences expressly provided for in this Contract, the Vessel shall be designed and built as an identical vessel to Hull no. 312 (with reuse of documentation for Hull no. 312) in accordance with:

(1)	the building specification for Hull no. 312 at Appendix III hereto;

(2)	documents and drawings for Hull no. 312 uploaded in Synergi Project Exchange-web as agreed between the Builder and the Buyer,

in each of the above cases (1) and (2) as amended by:

(A)	Appendix IV to this Contract providing for fabrication and installation of spray rails (as Builder work-scope);

(B)the following Change Orders:
(i)Change Order No.1 to Hull no. 312 signed 09.01.2019;
(ii)Change Order No.2 to Hull no. 312 signed 09.01.2019;
(iii)Change Order No.3 to Hull no. 312 signed 09.01.2019;
(iv)Change Order No.4 to Hull no. 312 signed 09.01.2019;
(v)Change Order No.5 to Hull no. 312 signed 21.01.2019;
(vi)Change Order No.6 to Hull no. 312 signed 01.02.2019;
(vii)Change Order No.7 to Hull no. 312 signed 15.02.2019;
(Change Orders Nos. 1-7 above being referred to as the “Incorporated Change Orders”); and
(C)items recorded as agreed by the Builder and the Buyer in the following minutes of meetings signed on behalf of the Builder and the Buyer:
(i)Minutes from Owners meeting no I from 26.01.2018;
(ii)Minutes from Owners meeting no 2 from 20.04.2018;
(iii)Minutes from Owners meeting no 3 from 08.04.2018;
(iv)Minutes from Owners meeting no 4 from 22.05.2018;
(v)Minutes from Owners meeting no 5 from 12,06.2018;
(vi)Minutes from Owners meeting no 6 from 26.06.2018;
(vii)Minutes from Owners meeting no 7 from 15.08.2018;
(viii)Minutes from Owners meeting no 8 from 03.09.2018;
(ix)Minutes from Owners meeting no 9 from 19.09.2018;
(x)Minutes from Owners meeting no 10 from 10.10.2018;
(xi)Minutes from Owners meeting no 11 from 13.11.2018;
(xii)Minutes from Owners meeting no 12 from 12.12.2018;
(xiii)Minutes from Owners meeting no 13 from 13.12.2018;
(xiv)Minutes from Owners meeting no 14 from 30.01.2019;

(such items in the Minutes of Meetings dated 26.01.2018 30.01.2019 above being referred to as the “Incorporated Minutes of Meeting”).

It is expressly acknowledged that the Contract Price, Contract Delivery Date, main dimensions and characteristics and guaranteed performance criteria for the Vessel expressly stated in these Conditions of Contract take account of the Incorporated Change Orders and Appendix IV to this Contract.

In the event of inconsistency between the Conditions of Contract and the Specifications arid/or the Drawings, the Conditions of Contract shall prevail. In the event of inconsistency between the Specifications and the Drawings, the Specifications shall prevail. In case of inconsistency between any of the Drawings, the later in date shall prevail.

In the event of inconsistency between Appendix IV to this Contract, the Incorporated Change Orders, the Incorporated Minutes of Meeting and the Specifications, Appendix IV to this Contract shall prevail. In the event of inconsistency between the Incorporated Change Orders, the Incorporated Minutes of Meeting and the Specifications, the Incorporated Change Orders shall prevail. In the event of inconsistency between the Incorporated Minutes of Meeting and the Specifications, the Incorporated Minutes of Meeting shall prevail. In case of inconsistency between any of the Incorporated Change Orders or between any of the Incorporated Minutes of Meeting, the later in date shall prevail.

The Vessel shall be designed and built in accordance with first class shipbuilding practice in Western Europe for new vessels of similar type and characteristics as the Vessel.

Subject to Article VI to this Contract, the Buyer will have customary flexibility to change colours and materials in the public spaces and signage (provided that the products are of the same or no better standard or complexity).

The Builder agrees to undertake an initial stability feasibility study in relation to a possible installation of a submarine handling and storage capability on the Vessel and will report to the Buyer the outcome of such study by 31 March 2019. Ihe initial stability feasibility study included in the Contract Price under this Contract is limited to a total of 37,5 hours to be performed by the Builder’s Subcontractor Ulstein Design & Solutions AS and shall result in an initial recommendation to the Buyer on whether or not one or more of the four alternative solutions as indicated in Appendix IX are recommendable for the Vessel and a high level price indication which would be applicable if such recommendation was to be adopted. If following such recommendation the Buyer wishes to proceed with these works, the Buyer shall submit a request for a modification accordingly under Article VI of this Contract and such request shall be addressed in accordance with the procedures set out in Article VI. For the avoidance of doubt, the Builder shall neither be obliged to offer nor perform installation of a submarine handling and storage capability on the Vessel in the event such installation on the Vessel (i) will have a negative impact on the Vessel’s overall stability, and/or other critical parameters of the Vessel; and/or (ii) will imply that the Vessel will no longer be designed and built, subject to differences expressly provided for in this Contract, as an identical vessel to Hull no. 312, so that documentation for Hull no. 312 which would otherwise have been reused for the Vessel will

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

have to be changed for the Vessel; and/or (iii) will adversely affect the Builder’s other commitments.

2.     Main Dimensions and Characteristics

Main dimensions
Overall length: approx.	[*]
Loadline length approx.	[*]
Breadth modded: approx.	[*]
Depth moulded to uppermost deck: approx	[*]
Draught max: approx	[*]
Design draft, moulded: approx	[*]

Deadweight:

The Vessel’s Contract Deadweight shall be [*] on [*] draft moulded and a density of sea water of [*]. The Contract Deadweight shall include fuel, provisions, stores, freshwater, crew and passengers in addition to spare parts in excess of the requirements of Class.

Propulsion machinery:

Type: [*]

Max. [*]

Speed:

The mean speed of the Vessel in trials with propulsion motor output of [*] shall be at least [*] in two opposite direction double runs corrected to the following conditions:

- design draught of [*]

- even keel or small trim

- clean bottom

- calm weather (wind speed 0 m/s and sea not exceeding State 2)

- deep water

- no current

- sea water temperature +15 °C

- fin stabilizers housed

- bow thrusters to have grids

- propulsion motor control in normal sea operation control mode

- ship steering by autopilot

The speed determination to be based on the Builder’s trial trip measured results. The ambient seawater temperature is to be corrected to 15 °C / density 1.025 and the opposite speed runs are to be averaged according to the latest ITTC guidelines. Wave and wind corrections are to be based on normal well known and accepted methods. Explanatory notes to the standards for ship manouverability — MSC Circ. 1053.

Fuel consumption:

The brake specific fuel consumption for constant speed [*] for each of the two (2) [*] as measured by the-test cell power measurement system with a [*] accuracy tolerance as further set forth in Appendix VII, shall not exceed [*]. The fuel consumption test procedure calculations as measured for an E2 duty cycle shall be performed following testing in the [*] test cell as further set out in Appendix VII.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

The brake specific fuel consumption for constant speed [*] for each of the two (2) [*] as measured by the test cell power measurement system with a [*] accuracy tolerance as further set out in Appendix VII, shall not exceed [*]. The fuel consumption test procedure calculations as measured for an E2 duty cycle shall be performed following testing in the [*] test cell, as further set out in Appendix VII.

On basis of the figures above as well as figures from [*], the estimated fuel consumption of the Vessel is indicated in Appendix VIII.

Passenger and crew cabins

The Vessel shall be designed for the accommodation of 126 passengers, 112 crew (including expedition crew, lecturers, helicopter crew and pilots) and 22 extra guests (guests of crew with space for guests), as per the Specifications.

General:

The further details of the above main particulars, as well as definitions and methods of measurement and calculation shall be as described in the Specification.

3.     Classification, Rules and Regulations

The Vessel, including its machinery, equipment and outfittings shall be designed and constructed in accordance with the rules and regulations of DNV•GL (the Classification Society) in force or published on or before the date of contract for Hull no. 312 and which are mandatory for Hull no. 312 with the additional requirements set out in GAP analysis from the Classification Society dated 13.02.2019 attached as Appendix VI, with the Class notations set out below:

1A , Passenger Ship, ECO, NAUT(AW), PC(5), Clean Design, BWM(T), Recyclable, COMF-V(1), COMF-C(1), V1BR, Silent(E), BIS, LCS(DC)

Notwithstanding the above, for crew accommodation the following Class notations shall apply: COMF-V(3), COMF-C(3)

For passenger accommodation the Class notations COMF-V(1) and COMF-C(1) shall apply as follows:

● Large Balcony Suites and Balcony Suites on Deck 7 and Single Balcony Suites on Deck 5 and 6 to be considered as “Passenger top grade cabins”.
● Remaining suites to be considered as “Passenger cabins, standard”.

The Vessel shall further comply with the applicable rules, regulations and requirements of the Regulatory Bodies of Bahamas (the Flag State) in force on or before the date of keel-laying of the Vessel as set out in the GAP analysis from the Classification Society attached as Appendix VI and in the Specification, chapter and which are mandatory for the Vessel.

The Vessel to be constructed under special survey of the Classification Society, and Builder to arrange for a surveyor of the Classification Society to be assigned to Builder’s Shipyard (and as needed the Hull Subcontractor’s shipyard and the Superstructure Subcontractor’s shipyard) for supervision of the construction. The Classification Society’s decision as to compliance or non-

compliance with the classification rules and regulations shall be final and binding upon both parties.

All fees and charges in respect of compliance with Class and the rules, regulation and requirements of the Class or Regulatory Bodies referred to above shall be for the account of the Builder.

4.     Subcontracting

The Builder may subcontract the fabrication and assembly of the Vessel’s hull plus the joinder of the Vessel’s superstructure to the hull to Crist SA (the “Hull Subcontractor”) but, save where the Builder obtains the Buyer’s prior written consent, not to any other Subcontractor. Works subcontracted by the Builder to the Hull Subcontractor shall be undertaken at its shipyard in Gdynia, Poland.

The Builder may also subcontract the fabrication and assembly of the Vessel’s superstructure to Western Baitija Shipbuilding (the “Superstructure Subcontractor) but, save where the Builder obtains the Buyer’s prior written consent, not to any other Subcontractor. Works subcontracted by the Builder to the Superstructure Subcontractor shall be undertaken at its shipyard in Klaipeda, Lithuania.

Final outfitting and delivery of the Vessel shall be undertaken at the Builder’s Shipyard.

Subject to the above:

(a)

with regard to those items or works listed in the “Maker’s List”, the Builder may also, at its sole discretion and responsibility, subcontract the relevant item or work to the Subcontractors in the “Maker’s List” which were selected for the corresponding item or work for Hull no.312 or which are otherwise agreed in writing between Buyer and Builder, subject to compliance with any requirement on the Specifications; and

(b)

with regard to other items or works, the Builder may, without interference from the Buyer, freely choose its Subcontractors, but the Builder shall in ample time notify the Buyer in writing before placing major orders for equipment or services with Subcontractors, and shall give reasonable consideration to Buyer’s request.

The Builder shall remain fully liable for the due performance by Subcontractors as if done by the Builder at the Builder’s Shipyard.

5.     Certificates and Registration

The Builder shall provide, deliver and pay for all certificates specified in this Contract, including the Specifications, as further set out in the Contract, together with all documents reasonably required by the Buyer or necessary for the registration of the Vessel in the Commonwealth of the Bahamas (Flag State). The Vessel shall be registered by the Buyer at its own cost and expense after the Delivery and Acceptance. The Buyer may choose another flag during the construction, provided the Buyer bears all costs of any such change of flag, including costs related to changes in markings of the Vessel and compliance with other requirements by the Regulatory Bodies of such new flag state.

ARTICLE III.     [*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

ARTICLE III	PRICE AND PAYMENT TERMS

1.     Original Contract Price

The Original Contract Price is NOK One Billion Two Hundred and Ninety Million Nine Hundred and Fifty Thousand (1,290,950,000).

Further, the Contract Price of the Vessel includes an aggregate lump sum for the items described in Appendix V of [*].

In the event the actual price of the items described in Appendix V exceeds the sum set out in Appendix V, the Contract Price shall be adjusted by way of an increase in the instalment of the Contract Price payable on Delivery and Acceptance of the Vessel in an amount corresponding to such excess.

In the event the actual price of the items described in Appendix V is less than the sum set out in Appendix V, the Contract Price shall be adjusted by way of a reduction in the instalment of the Contract Price payable on Delivery and Acceptance of the Vessel in an amount corresponding to such shortfall.

The actual price of the items described in Appendix V shall be the determined by reference to the price paid by the Builder without any mark-up. Lump sum management and other related costs are deemed included in the fixed element of the Contract Price.

2.     Terms and Method of Payment

The Original Contract Price shall, subject to notices being given under this Article III, clause 4, be paid in instalments as follows:

(a)     1st Instalment:

The sum of NOK. Two Hundred and Fifty Eight Million One Hundred and Ninety Thousand (258,190,000) (20% of the Contract Price) shall be paid by the Buyer to the Builder latest within five (5) Banking Days after effectiveness of the Contract.

(b)     2nd Instalment:

The sum of NOK Two Hundred and Fifty Eight Million One Hundred and Ninety Thousand (258,190,000) (20% of the Contract Price) shall be paid by the Buyer to the Builder latest within five (5) Banking Days after the later of (i) the keel laying of the hull of the Vessel and (ii) 1st September 2019.

(c)     3rd Instalment:

The sum of NOK Two Hundred and Fifty Eight Million One Hundred and Ninety Thousand (258,190,000) (20% of the Contract Price) shall be paid by the Buyer to the Builder latest lst April 2020.

(d)     4th Instalment:

The sum of NOK One Hundred and Twenty Nine Million and Ninety Five Thousand (129,095,000) (10% of the Contract Price) shall be paid by the Buyer to the Builder latest 1st April 2021.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(e)     Instalment on Delivery and Acceptance:

The sum of NOK Three Hundred and Eighty Seven Million Two Hundred and Eighty Five Thousand (387,285,000) (30% of the Contract Price) plus any increase or minus any decrease due to adjustments of the Contract Price hereunder, shall, subject to the other provisions of the Contract, be paid upon Delivery and Acceptance of the Vessel, but in no circumstances later than [*] after the Builder has validly tendered notice that the Vessel is ready for delivery in accordance with Article VII, clause 4 (unless Buyer has validly rejected the Vessel and Article VII, clause 4(d) has not become effective).

3.	All instalments (net of any bank or transfer charges) shall be remitted to DNB ASA, Builder’s account no [*].

4.

The instalments due under clause 2(a) (d) respectively shall not fall due until [*] after Buyer’s receipt of the corresponding refund guarantees pursuant to clause 5 (a) plus the invoice for the respective instalment.

The instalment under clause 2 (e) shall under no circumstances fall due [*] from Buyer’s receipt of written notice from the Builder, accompanied by an invoice for the amount payable. Notice of the instalment payable on Delivery and Acceptance shall include notice of adjustments, if any.

5.     The following security shall be provided:

(a)

the Buyer’s obligation to pay the instalments due under clause 2 (a) — (d) respectively shall be subject to the Builder first providing the Buyer at least [*] before the relevant instalments fall due with corresponding refund guarantees from DNB Bank ASA or another financial institution acceptable to the Buyer (such acceptance not to be unreasonably withheld) (and, if a bank, with a long term credit rating not lower than BBB with Standard & Poor’s or equivalent rating at Moody’s) on terms set out in Appendix II, securing the repayment obligation of the Builder of the relevant instalment plus interest if the Contract is lawfully cancelled by the Buyer. Failure by the Builder to issue the refund guarantee or other security satisfactory to the Buyer for the 1st Instalment at the latest within [*] shall entitle the Buyer to cancel this Contract.

(b)

Upon signing of the Contract, the Buyer shall provide to the Builder a corporate guarantee from Lindblad Expeditions Holdings, Inc. on terms set out in Appendix I, securing the payment by the Buyer of the instalments due under clause 2 (a) — (e). Failure by the Buyer to issue a corporate guarantee as set out herein shall entitle the Builder to cancel this Contract and claim compensation for its losses.

(c)     On or before [*], the Buyer shall provide to the Builder either (i) a confirmation letter issued by the Buyer’s bank, in form and substance satisfactory to the Builder, confirming the Buyer’s committed long term financing of the Vessel, i.e. that the loan facility extended to the Buyer will be extended (has been agreed and committed) to cover the instalments due under clause 2 (a) — (e), and stating that the loan facility shall not be available for any purpose other than financing the construction of the Vessel (or refunding (by dividend or otherwise) instalments paid by Buyer or its affiliates under this Contract with funds not borrowed under the loan facility) (hereafter the “Confirmation Letter”); or (ii) an executed copy of the credit facility demonstrating the foregoing. In the event the Confirmation Letter or such copy of the credit facility is not

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

  received by the Builder on or before [*], the 2nd Instalment shall fall due and payable by the Buyer within [*] after Buyer’s receipt of a refund guarantee from DNB ASA, or another financial institution satisfactory to the Buyer, and of equivalent tenor to that to be provided by the Builder pursuant to clause 5 (a) that secures the repayment obligation of the Builder in respect of the 2nd Instalment if the Contract is lawfully cancelled by Buyer. Failure by the Buyer to duly pay the 2nd Instalment within such [*] shall entitle the Builder to cancel this Contract and claim compensation for its losses in an amount not to exceed [*].

(d)

Upon the Builder’s due receipt of the 2nd Instalment as set out in clause 5 (c), the Buyer shall have a new deadline for presenting to the Builder the Confirmation Letter or copy of the credit facility of on or before [*]. In the event the Confirmation Letter or copy of the credit facility is still not received by the Builder on or before [*], the 3rd Instalment shall fall due and payable by the Buyer within [*] after Buyer’s receipt of a refund guarantee from DNB ASA, or another financial institution satisfactory to the Buyer, and of equivalent tenor to that to be provided by the Builder pursuant to clause 5 (a) that secures the repayment obligation of the Builder in respect of the 3rd Instalment if the Contract is lawfully cancelled by Buyer. Failure by the Buyer to duly pay the 3rd Instalment within such [*] shall entitle the Builder to cancel the Contract and claim compensation for its losses in an amount not to exceed [*].

(e)

Upon the Builder’s due receipt of the 3rd Instalment as set out in clause 5 (d), the Buyer shall have a new deadline for presenting to the Builder the Confirmation Letter or copy of the credit facility of on or before [*]. In the event the Confirmation Letter or copy of the credit facility is still not received by the Builder on or before [*], the 4th Instalment shall fall due and payable by the Buyer and the Buyer shall be obliged to make a pre-payment of additional [*] within [*] after Buyer’s receipt of a refund guarantee from DNB ASA, or another financial institution satisfactory to the Buyer, and of equivalent tenor to that to be provided by the Builder pursuant to clause 5 (a) that secures the repayment obligation of the Builder in respect of the 4th Instalment and the additional pre-payment if the Contract is lawfully cancelled by Buyer, whereafter the Instalment on Delivery and Acceptance shall be reduced by [*]. Failure by the Buyer to duly pay the 4th Instalment and the additional [*] within such [*] shall entitle the Builder to cancel the Contract and claim compensation for its losses in an amount not to exceed [*].

6.	Subject to the exceptions set forth in this clause 6, the Builder may retain the [*].

(a)

If the Builder is unable to present a final account at delivery, the Buyer may require the Vessel to be delivered in return for a bank guarantee or other security, satisfactory to the Builder, for the reasonably estimated balance owed to the Builder. Costs of such guarantee shall be for Builder’s account.

(b)     In the event of any dispute concerning the payment on delivery of the Vessel, including the question of the Buyer’s right to offset any claim it may have, the Buyer may by paying the entire amount demanded by the Builder require the Builder to provide a bank guarantee or other security satisfactory to the Buyer for the disputed amount. The Builder cannot in such case refuse to deliver the Vessel. If the Builder does not wish to issue security for the disputed part of the claim, the Buyer is entitled to take delivery of the Vessel against payment of the undisputed amount and provide a bank guarantee or other security satisfactory to the Builder for the disputed part of the claim. Security which has been issued by a party pursuant to this sub - clause terminates automatically unless the

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

other party has initiated proceedings pursuant to Article XIX below within 3 months from date of issue of the security. The Tribunal shall decide who bears the cost of security between the parties.

(c)

If on or before Delivery and Acceptance of the Vessel the Builder is declared bankrupt or insolvent, proposes or enters into a formal composition arrangement or fails to pay its accounts as they come due, the Buyer may demand that the Builder shall provide satisfactory security for the performance by the Builder of its guarantee obligations, limited to [*] of the Original Contract Price, or failing such guarantee, the Buyer is entitled to deposit the equivalent amount in an escrow account in the joint name of the Builder and the Buyer and to deduct this amount from the instalment to be paid on Delivery and Acceptance.

7.	Any breach by Buyer of its obligation to pay any part of the Contract Price when due shall entitle the Builder to charge interest at the rate of [*] per annum thereon.

ARTICLE IV.     [*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

ARTICLE IV.                          ADJUSTMENT OF CONTRACT PRICE — CANCELLATION BY THE BUYER

The Contract Price shall be subject to adjustments, as hereinafter set forth, in any of the events set out in this Article IV (it being understood by both parties that any reduction of Contract Price is by way of liquidated damages and not by way of penalty). The liquidated damages payable by the Builder hereunder represent the sole and exclusive financial compensation payable to the Buyer in respect of the breaches of the Contract to which they relate and the Builder shall not in any way be responsible or liable to remedy or rectify such breaches or for any other loss or consequences by way of damages or otherwise as a consequence of any of the matters hereinafter set forth in this Article IV.

The Buyer’s rights to liquidated damages, by way of a reduction in the Contract Price, for each of the circumstances set forth in this Article, are cumulative. If more than one circumstance applies, there shall be separate reductions for each, subject always to the limit set out below.

Notwithstanding anything to the contrary in this Article, or elsewhere in the Contract, the Builder’s maximum total Financial Liability to the Buyer arising out of or in connection with this Contract, shall be [*]. This limit shall apply however that liability arises, including without limitation, a liability arising by breach of contract, arising by tort (including, without limitation, negligence of any type), arising by breach of statutory duty, or arising by direct consequence of a contractual obligation or right, including the credit of liquidated damages pursuant to this Article IV. The limitation of liability set out in this paragraph shall not apply to (1) the refund of moneys advanced to the Builder by the Buyer in instalments of the Contract Price and any interest on those instalments that the Builder may become obligated to pay to the Buyer; or (2) the Builder’s obligation to rectify Defects pursuant to Article VII, clause 4 (d) (i) and (iii) and Article X of this Contract.

1.     Delivery

(a)	If the delivery of the Vessel is delayed beyond the Delivery Date, the Contract Price shall be reduced by deducting therefrom as follows:

1st - 10th day     [*]

I lth - 20th day     [*]

21st - 180th day     [*]

[*].

(b)	If the delay in delivery of the Vessel should continue for a period in excess of 180 days after Delivery Date, the Buyer may at its option cancel the Contract.

Provided the Buyer has not sent notice of cancellation as provided for in Article XII hereof within [*] of delay having elapsed after the Delivery Date, the Builder may thereafter demand in writing that the Buyer shall make an election either to cancel the Contract, or to consent to the acceptance of the delivery at a specific future date reasonably estimated by the Builder to be the date when the Vessel will be ready for delivery; in which case the Buyer shall, within fifteen (15) days after such demand is received by Buyer, notify the Builder of its choice it being understood that, if the Buyer

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

elects not to cancel and the Vessel is not delivered by such future date, the Buyer shall have the right to cancel the Contract. Should the Buyer fail to give such notification within the said fifteen (15) days, the Buyer shall be deemed to have accepted the new date for delivery as proposed by the Builder. Buyer’s acceptance (or deemed acceptance) of a later delivery date pursuant to this paragraph or paragraph (c) following shall be without prejudice to Buyer’s rights to liquidated damages.

(c)

If the total accumulated delay of non-Permissible Delay and of Force Majeure Delay, but excluding other Permissible Delay, amounts to [*] or more, then in such event the Buyer may cancel the Contract. The Builder may, at any time after expiry of the said [*] demand in writing that the Buyer shall make an election either to cancel the Contract or to consent to the acceptance of the delivery at a specific future date reasonably estimated by the Builder to be the date when the Vessel will be ready for delivery, in which case the Buyer shall, within fifteen (15) days after such demand is received by Buyer, notify the Builder of its choice; it being understood that, if the Buyer elects not to cancel and the Vessel is not delivered by such future date, the Buyer shall have the right to cancel the Contract. Should the Buyer fail to give such notification within the said 15 days, the Buyer shall be deemed to have accepted the new date for delivery as proposed by the Builder.

2.     Speed

(a)

If the speed as stipulated in Article II, clause 2 (as adjusted pursuant to Article H, clause 3 and/or Article VI as the case may be) is not achieved at the sea trial pursuant to Article VII and the specifications and this is not due to incorrect or inadequate information or measures given by the Buyer to the Builder in connection with the inclusion of the Buyer’s Supplies, the Contract Price shall be reduced as follows:

(i)	[*].

(ii)	[*].

(iii)	[*].

[*].

(b)

If the deficiency in speed is more than [*], the Buyer may cancel the Contract, provided always that the reduction is not due to incorrect or inadequate information or measures given by the Buyer to the Builder in connection with the calculation of the Speed following the inclusion of the Buyer’s Supplies.

3.     Fuel Consumption

The Builder shall have no liability for the fuel consumption except as provided below and, with regard to the reduction in Contract Price provided for below, the Builder shall only be liable to account to the Buyer for the same to the extent that the Builder is entitled to a corresponding amount and actually receives it from the main engine supplier under the terms of the guarantee from the main engine supplier (which shall be in the terms at Appendix VII hereto). The Builder shall use all reasonable endeavours to recover amounts to which it is entitled from the main engine supplier.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

If the actual fuel consumption of one or more of the engine(s) at [*] as measured on test bed by the test cell power measurement system with a [*], as per Appendix VII, exceeds the figure(s) stipulated in Article II clause 2 (as further set out in Appendix VII), the Original. Contract Price shall be reduced as described in Appendix VII.

If the fuel consumption of one or more of the Vessel’s main engines exceeds the fuel consumption stipulated in Article II clause 2 as further described in Appendix VII, [*], the Buyer may, at its option, either: (i) in lieu of a reduction of the Contract Price as set out in Appendix VII, reject such engine(s) as exceeds the respective limit set out herein and receive new [*] engine(s) in compliance with the fuel consumption stipulated in Article II clause 2; or (ii) accept the relevant engine(s) as exceeds the respective limit set out herein at a reduction in the Original Contract Price corresponding to the maximum amount referred to in Appendix VII for the relevant engine(s) (being [*]). If the Buyer rejects one or more of the engine(s) pursuant to (i) above, any delay in the delivery of the Vessel resulting directly from the need to replace the Vessel’s main engine(s) shall be treated as a Permissible Delay in accordance with Article IX hereof.

4.     Deadweight

If the Contract Deadweight stipulated in Article II, is not attained and this is not due to incorrect or inadequate information or measures given by the Buyer to the Builder in connection with the calculation of the Contract Deadweight following the inclusion of the Buyer’s Supplies, and the reduction exceeds [*], the Contract Price shall be reduced as follows:

(i)	for each metric ton of reduction in deadweight in excess [*];

(ii) [*].

[*].

[*].

5.     Noise and Vibrations

(a)     Noise:

If, at the time of Delivery and Acceptance of the Vessel, the noise level(s) of the Vessel in such areas and conditions as defined in the Specifications, chapter G.2, does not meet the requirements for the respective Class notations COMF-V(1) and COMF-V(3) (as applicable) as specified for the relevant areas of the Vessel as defined in the Specifications, chapter G.2 and as further described in Class guideline DNV GL CG-0493, the Builder shall be allowed a period of up to [*] after Delivery and Acceptance (or such longer period as may be agreed to by the parties in writing) to correct and/or remedy such non-conformities; provided that (unless and to the extent it may be agreed in writing between the parties to defer corrective or remedial action to the Vessel’s next drydock or other another agreed time/place) the Builder shall act promptly and use reasonable commercial efforts to correct and/or remedy such non-conformities.

If, after such period of [*] as set out in the paragraph above, the noise level(s) of the Vessel in such areas and condition as defined in the Specifications, chapter G.2, still does not meet

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

the requirements for the respective Class notations COMF-V(1) and COMF-V(3) (as applicable) as specified for the relevant areas of the Vessel as defined in the Specifications, chapter G.2 and as further described in Class guideline DNV GL — CG-0493, and providing that this is not due to incorrect or inadequate information or measurements given by the Buyer to the Builder in connection with the calculation of the relevant noise levels following the inclusion of the Buyer’s Supplies, the Contract Price shall be reduced as follows:

(i)	for the first full [*] in excess of the Class notation requirements as set out in (a) above: [*];

(ii)	for each successive [*] in excess of the Class notation requirements as set out :a) above: [*].

[*].

(b)     Vibration:

If, at the time of Delivery and Acceptance of the Vessel, the vibration level(s) of the Vessel in such areas and condition as defined in the Specifications, chapter G.2 as further described in Class guideline DNV GL CG-0493, does not meet the requirements for the respective Class notations COMF-V(I) and COMF-V(3) (as applicable) as specified for the relevant areas of the Vessel as defined in the Specifications, chapter G.2, the Builder shall be allowed a period of up to [*] after Delivery and Acceptance (or such longer period as may be agreed to by the Parties in writing) to correct and/or remedy such non-conformities; provided that (unless and to the extent it may be agreed in writing between the Parties to defer corrective or remedial action to the Vessel’s next drydock or other another agreed time/place) the Builder shall act promptly and use reasonable commercial efforts to correct and/or remedy such non-conformities.

If, after such period of [*] as set out in the paragraph above, the vibration level(s) of the Vessel in such areas and conditions as defined in the Specifications, chapter 0.2, still does not meet the requirements for the respective Class notations COMF-V(1) and COMF-V(3) (as applicable) as specified for the relevant areas of the Vessel as defined in the Specifications, chapter G.2 and as further described in Class guideline DNV GL — CG-0493, and providing that this is not due to incorrect or inadequate information or measurements given by the Buyer to the Builder in connection with the calculation of the relevant vibration level(s) following the inclusion of the Buyer’s Supplies, the Contract Price shall be reduced as follows:

(i)	for the first [*] in excess of the Class notation requirements as set out in (b) above: [*];

(ii)	for each successive [*] thereafter up to and including [*] of vibration in excess of the Class notation requirements as set out in (b) above: [*].

[*].

6.     Passenger and Crew Capacity

(a)     The Vessel’s passenger, staff and crew accommodations shall be as stated in the Specifications (including the number and type of different cabins and suites). No

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

  deviation shall be permitted without Buyer’s express written approval. In the event of any deficiency in the accommodations not so approved by Buyer and this is not due to incorrect or inadequate information or measures given by the Buyer to the Builder in connection with the calculation of the Passenger and Crew Capacity following the inclusion of the Buyer’s Supplies, the Contract Price shall be reduced as follows:

(i)	For each reduction in passenger accommodation, the reduction shall be [*].

(ii)	For each reduction in staff or crew accommodation, the reduction shall be [*].

The reduction in the Contract Price for any deficiency in the Vessel’s passenger, staff and crew accommodations shall in any event not exceed [*].

(b)	If the deficiency in the Vessel’s passenger, staff and crew accommodation is more than [*], the Buyer may cancel the Contract.

ARTICLE V.	APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.     Approval of Plans and Drawings

As soon as practical after the Date of Contract the Builder shall put forward a proposed detailed building schedule, including a schedule for testing. The Buyer shall make its comment on the schedule as soon as practical and at the latest within seven (7) days. The schedules shall be issued by the Builder in writing not later than thirty (30) days after the Date of Contract.

Plans, documents and drawings which are identical to the corresponding plans, documents and drawings approved by the Buyer for Hull no.312 shall be deemed approved by the Buyer for the Vessel except where they relate to parts or aspects of the Vessel that by reason of the requirements of this Contract and/or applicable rules and regulations will differ from Hull no. 312. For Plans, documents and drawings which are not subject to such deemed approval, the following procedures shall apply:

(a)

In accordance with the construction schedule of the Vessel and provisions in the Specifications, the Builder shall submit to the Buyer the plans and drawings for its approval in pdf format for ease of transmission and sharing. PIRns and drawings will be distributed through Synergi Project Exchange WEB-portal. The Buyer and its designated Representative(s) will receive a notification by e-mail for all plans and drawings distributed to the said WEB-portal. The Buyer shall within ten (10) Working Days after receipt of e-mail notification, set approval status or upload its comments (if any) for the relevant plans and drawings to the Synergi Project Exchange WEB-portal. Such comments shall be as complete as possible.

(b)

If Buyer’s uploaded comments on the plans and drawings are unclear or unspecified, the Builder may, by e-mail notice to the Buyer, request a clarification, and failure by the Buyer or its Representative to respond to this request within three (3) Working Days of receipt of such notice shall entitle the Builder to place its own reasonable interpretation on such comments or amendments when implementing the same.

(c)

If the Builder and the Buyer fail to agree whether such comments are of such a nature or extent as to constitute modification or change under Article VI hereof, the Builder shall nevertheless proceed with the construction based on the Buyer’s comments if so requested in writing by the Buyer. If it is established by mutual agreement or by arbitration as per Article XIX, that the Buyer’s uploaded comments, constitute a modification or change under Article VI, the Builder shall be entitled to an appropriate adjustment of the Contract Price, Delivery Date and/or the characteristics of the Vessel and Article VI, clause 1, first paragraph shall apply,

(d)

In the event that the Buyer fails to set approval status or upload its comments (if any) for the relevant plans and drawings to the Synergi Project Exchange WEB-portal within the time limit specified in (a) above, the Builder shall through Synergi Project Exchange WEB-portal or by e-mail to the Buyer request approval status or comments (if any) within three (3) days, failing which the Builder shall have the right to consider such plans and drawings as approved by the Buyer.

(e)

The Buyer’s approval or non-approval of drawings shall not affect any of the Builder’s obligations hereunder, including the Builder’s obligation to deliver the Vessel fully approved by the Regulatory Bodies, or the Builder’s responsibility under Article X hereof.

2.     Appointment of Buyer’s Representative

The Buyer shall send to and maintain at the Builder’s Shipyard (and, as needed, at the Hull Subcontractor’s shipyard and the Superstructure Subcontractor’s shipyard), at the Buyer’s own cost and expense, one or more representatives at least one of which shall be duly authorised in writing by the Buyer (herein called the “Representative”) to act on behalf of the Buyer in connection with approval of the plans and drawings, attendance to the tests and inspections relating to the Vessel, its machinery, equipment and outfitting, and any other matters for which he is specifically authorised by the Buyer. Any other limitation in the authorisation shall be specified in writing, and such authorisation shall be valid and binding upon the Buyer until withdrawn in writing by notice from the Buyer to the Builder.

The Buyer shall use commercially reasonable efforts to have the Representative present at all times required for necessary approvals to facilitate the construction of the Vessel in an effective manner.

3.     Inspection by Representative

Builder shall provide unimpeded access for the inspection of the Vessel, its machinery, equipment and outfittings (and to anywhere in the Builder’s Shipyard, the Hull Subcontractor’s shipyard and the Superstructure Subcontractor’s shipyard where there is work on or storage of items connected with construction of the Vessel) by the Classification Society, Regulatory Bodies and the Representative and/or his assistants (who for the purposes of this clause may include a representative of Buyer’s lenders) throughout the entire period of construction.

The Representative and his assistants shall, during the construction of the Vessel, have the right to attend all tests, trials and inspections undertaken in respect of the Vessel, its machinery, equipment and outfittings. The Builder shall give reasonable notice in advance of any such tests and inspections to the Representative to enable him or any of his assistants to attend. Failure of the Representative or his assistant(s) to be present at such tests and inspections after due notice to him as above provided shall be deemed to be a waiver of his right to be present.

The Builder shall provide the Representative and/or his assistants with a similar right of inspection and supervision in respect of the work performed by the Hull Subcontractor and the Superstructure Subcontractor, and the Builder shall make reasonable efforts to cause its other Subcontractors to provide the Representative and/or his assistants with a similar right of inspection and supervision in respect of the work performed by such Subcontractors.

In the event that Buyer or the Representative on behalf of the Buyer discovers any design, construction or material or workmanship which in its or his opinion does not conform to the requirements of the Contract (including the requirements for subcontracting), Buyer, the Representative or his assistants shall as soon as possible advise the Builder of such non-

conformity. Unless the Builder agrees to rectify the matter, a notice thereof (which may be included in minutes of meeting or similar) shall be given to the Builder.

Neither any Inspection nor attendance of any test nor any failure to timely notify Builder of any defect or non-conformity shall relieve the Builder’s obligation under the Contract or operate as a waiver of any objection to any design, construction, material or workmanship considered (or later determined to be) non-conforming or not of the standard required for due performance of this Contract.

4.     Facilities

The Builder at its own expense shall furnish the Representative and his assistant(s) with adequate office space, and such other reasonable facilities according to the Builder’s practice at, or in the immediate vicinity of, the Builder’s Shipyard as may be necessary or reasonably requested by Buyer to enable them to effectively carry out their duties.

The Builder shall likewise arrange for office space and facilities to be furnished to the Representative and his assistant(s) at the Hull Subcontractor’s shipyard and the Superstructure Subcontractor’s shipyard.

5.     Division of Liability

The Representative and his assistant(s) shall at all times be deemed to be the employees of the Buyer and not of the Builder.

The Builder, the Builder’s employees, Affiliates and Subcontractors shall be under no liability whatsoever to the Buyer, the Representative or his assistant(s), or the Buyer’s employees, Affiliates and/or subcontractors, and the Buyer shall keep the Builder, the Builder’s employees, Affiliates and Subcontractors harmless, for personal injuries, including death, suffered during the time when he/she or they are on the Vessel, or within the premises of either the Builder or its Subcontractors or are otherwise engaged in or about the construction of the Vessel, unless, however, such personal injuries, including death, were caused by Gross Negligence of the Builder, or any of the Builder’s employees, Affiliates or Subcontractors. Nor shall the Builder, the Builder’s employees, Affiliates and/or Subcontractors be under any liability whatsoever to the Buyer, the Representative or his assistant(s), or the Buyer’s employees, Affiliates and/or subcontractors for damage to, or loss or destruction of property of the Buyer or of the Representative or his assistant(s), or the Buyer’s employees, Affiliates and/or subcontractors unless such damage, loss or destruction is caused by Gross Negligence of the Builder, or any of the Builder’s employees, Affiliates or Subcontractors.

The Buyer, the Representative and his assistant(s), and the Buyer’s employees Affiliates and subcontractors shall be under no liability whatsoever to the Builder, the Builder’s employees, Affiliates and/or Subcontractors, and the Builder shall keep the Buyer, the Representative or his assistant(s), and the Buyer’s employees, Affiliates and subcontractors harmless, for personal injuries, including death, unless such personal injuries including death were caused by Gross Negligence of the Buyer, the Representative or his assistant(s), or the Buyer’s employees, Affiliates and subcontractors. Nor shall the Buyer, the Buyer’s employees, Affiliates and/or subcontractors be under any liability whatsoever to the Builder, the Builder’s employees, Affiliates or Subcontractors for damage to, or loss or destruction of property of the Builder, the Builder’s employees,

Affiliates and/or Subcontractors unless such damage, loss or destruction were caused by Gross Negligence of the Buyer, the Representative or his assistant(s), or the Buyer’s employees, Affiliates or subcontractors.

6.     Responsibility of Buyer

The Buyer shall undertake and assure that the Representative and his assistant(s) shall carry out their duties hereunder in accordance with normal shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the Vessel, and/or any disturbance to the construction schedule of the Builder.

The Builder has the right to request the Buyer to replace the Representative or any of his assistant(s) who is deemed by the Builder to be unsuitable and unsatisfactory for the proper progress of the Vessel’s construction. The Buyer shall investigate the situation by sending its representative(s) to the Builder’s Shipyard if necessary, and if the Buyer considers that such Builder’s request is justified, the Buyer shall effect such replacement as soon as convenient.

7.     Progress Reporting

The Builder shall provide monthly progress reporting to the Buyer, which inter alia shall include reporting on progress, planned production schedule, disclosure and exploration of any slippage in previously reported schedule, list of agreed/disputed changes, list of agreed/disputed force majeure delays, etc.

ARTICLE VI.     ARTICLE VI     MODIFICATIONS AND CHANGES

1.     Modification of Specifications

The work to be performed by the Builder under the Contract can be modified or changed by written request from S.V.P, Nikolaos Doulis, unless another person is duly appointed in writing by the Buyer, provided that such modifications or changes will not adversely affect the Builder’s other commitments, and provided further that the parties shall first agree to possible adjustment in Contract Price, the Delivery Date and such other terms and conditions occasioned by or resulting from such modification or change. Such agreement shall be effected either by way of exchange of letters duly signed by authorised representatives of the parties, or by signed change order form, or by minutes of meeting or similar signed by authorised representatives of the parties, which shall constitute the necessary amendments to the Contract. Any proposed increase or decrease in the Contract Price shall be calculated in accordance with unit prices (inclusive of administration costs) or budget prices if such prices are available, otherwise as per the Builder’s customary price for such work. Notwithstanding the foregoing (but subject always to the Builder’s right to refuse modifications or changes which adversely affect the Builder’s other commitments), if Builder and Buyer do not agree on the nature or extent of any such adjustments, Buyer may by written instruction require Builder to proceed with the requested modification(s) or change(s) with the consequences of implementing such modification(s) and/or change(s) to be determined pursuant to Article XIX.

Any reasonable time and costs incurred by the Builder in preparation of offer(s) to the Buyer following a request for modification or change as set out above, which is not effected by way of signed change order forms or similar, shall be compensated by the Buyer.

The Builder is entitled to make minor modifications or changes to the Specifications if found necessary or desirable due to the availability of materials and equipment, the introduction of improvement methods or otherwise, provided that the Builder shall first obtain the Buyer’s approval, which shall not be unreasonably withheld or delayed.

In the event that any modifications or changes are agreed in respect of Hull no. 312 after the date of this Contract, the Buyer shall be entitled to elect whether to apply the same modification and change to the Vessel, provided always that, subject to differences expressly provided for in this Contract, the Vessel and Hull no. 312 are still considered as identical vessels so that documentation for Hull no. 312 which would otherwise have been reused for the Vessel can continue to be reused for the Vessel and provided that the necessary adjustments to the Contract Price, the Delivery Date and such other terms and conditions under this Contract occasioned by or resulting from such modification or change are first agreed with the Builder in writing (it being acknowledged that different adjustments may be appropriate under the contract for Hull no, 312 and this Contract). For the avoidance of doubt, in the event the Buyer elects to apply modification(s) and/or change(s) for Hull no. 312 that are not applied to the Vessel, and/or vice versa, the Buyer acknowledges that the pricing of such modification(s) and/or change(s) shall reflect the fact that the relevant design and engineering costs shall be allocated to a single vessel and the modification cost may therefore be greater if applied to one vessel rather than two.

2.     Change in Rules and Regulations

If, after the Date of Contract , there are any changes in the rules, regulations and/or requirements (or their application) of Class or Regulatory Bodies compared to those agreed in Article II, clause 3 of this Contract, the following shall apply:

(a)	Upon receipt of notice of such changes either party shall promptly notify the other party thereof.

(b)

If such change will be compulsory for the Vessel at the Contract Delivery Date, the Builder shall, unless the Buyer at its sole discretion seeks and obtains a waiver from the Classification Society or Regulatory Authorities (as appropriate), incorporate such alteration and/or change into the construction of the Vessel. The parties shall endeavour to agree on such adjustments to the Contract Price, Contract Delivery Date, changes in the Vessel’s characteristics or other changes in the Contract as set out in clause 1 above. If the parties fail to agree on the changes, the Builder shall proceed with the required changes and the matter shall be decided in accordance with Article XIX;

(c)

If such change is not or will not be compulsory for the Vessel, but the Buyer nevertheless desires to incorporate such change, this shall be considered a change or modification, as provided for in clause 1 of this Article VI.

3.     Substitution of Materials

If any of the materials, machinery or equipment required by the Specifications or the Maker’s List or otherwise pursuant to this Contract cannot be procured in time or are in short supply, the Builder may, in order to maintain the Delivery Date and subject to the Buyer’s approval, which shall not unreasonably be withheld and which shall be provided without undue delay, supply other materials, machinery or equipment of equal quality capable of meeting the requirements of the Classification Society or Regulatory Bodies if not negatively affecting performance or functionality or the appearance of any public space. No extra charges shall be made to the Buyer and, except that any savings shall be credited to the Buyer, the Contract shall remain unaltered.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

ARTICLE VII.     tEST AND TRIALS

1.     Notice

The Builder shall before delivery, by not less than fifteen (15) days written notice to the Buyer, notify the time and place for the sea trial for the Vessel. The Buyer shall have its Representative on board the Vessel to witness the sea trial. Failure by the Representative to attend at the sea trial without any valid reason despite a notice to the Buyer as aforesaid, shall be deemed to be a waiver by the Buyer of its right to be present. Buyer may also have others, including prospective crew and a representative of Buyer’s lenders, aboard for the sea trial, which in total shall not exceed twelve (12) persons.

The Builder may after due notice conduct the sea trial without the Representative of the Buyer being present, provided a representative of the Classification Society is present, and in such case the Buyer shall be obligated to accept the results of the sea trial on the basis of a certificate of the Builder confirmed by the Classification Society stating the results of the sea trial.

2.     Weather Conditions

The sea trial shall be carried out under weather conditions set out in the Specifications. Any delay in delivery caused by delay of the sea trial due to unfavourable weather conditions shall be considered Permissible Delay, provided that in the event of a delay so occasioned the sea trial shall be held on the first favourable day thereafter when conditions permit.

3.     How conducted

The sea trial shall be carried out in the presence of representatives from the Classification Society and/or Regulatory Bodies, and shall be conducted in the manner described in the Specifications, and shall be sufficient in scope and duration to enable all parties to verify and establish that all elements are functioning in accordance with the Contract.

All expenses in connection with the sea trial shall be for the account of the Builder, including without limitation all necessary crew.

4.     Method of Acceptance or Rejection

(a)

Upon completion of the sea trial and when the trial results are available, Builder shall promptly provide the results of the tests to Buyer in writing. If the Builder considers the results thereof demonstrates that the Vessel conforms with the Contract, the Builder shall promptly give the Buyer a written notice of completion stating when the Vessel is ready for delivery. This notice shall state where and when the Vessel shall be available for delivery, which shall be at least [*] after the notice is given (unless Buyer consents in writing to a shorter period). The Buyer shall within [*] after receipt of this notice (and the test results) notify the Builder in writing of its acceptance or rejection of the Vessel.

(b)         If the results of the sea trial demonstrate that the Vessel or any part or equipment thereof does not conform to the requirements of the Contract the Builder shall take all necessary steps to rectify such non-conformity. If necessary the Builder shall for its own account carry out further sea trial in accordance with this Article VII to ascertain that the Vessel

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

complies with the terms of the Contract. Upon demonstration by the Builder that the deficiencies have been corrected, Builder shall give a notice thereof, with the results of such re-test in writing and of the readiness of the Vessel for delivery, to the Buyer, who shall then within [*] after receipt of such notice together with the new test results notify the Builder of its acceptance or rejection of the Vessel.

(c)

If the Buyer for any reason rejects the Vessel, the Buyer shall state in which respects the Vessel does not confirm to the requirements of the Contract with sufficient specificity to allow the Builder to consider whether there is a nonconformity or not.

(d)

If the non-conformity with the requirements of the Contract is of such a nature as to not materially interfere with the Vessel’s ability to operate in the luxury polar expedition cruise service and the Buyer’s ability to draw upon its financing, and the Builder is unable to rectify the matter within a reasonable time, the Builder may nevertheless require the Buyer to take delivery of the Vessel, provided that the Builder first:

(i)	undertakes writing to remedy the deficiency or fulfil the requirement for its own cost and expense and as soon as possible,

(ii)	agrees in writing to indemnify the Buyer for any direct and documented loss incurred as a consequence thereof, including loss of time, and

(iii)	provides a work guarantee or other security reasonably acceptable to Buyer in an amount sufficient to cover the expected cost (if accomplished by a third party in its own facility) of such deficiency.

Whereupon the Buyer shall accept delivery of the Vessel.

(e)	The Builder’s liability in respect of (d) (ii) above shall be [*].

(f)	If the Builder disputes the rejection by the Buyer, the case shall be submitted for final decision by arbitration in accordance with Article XIX hereof.

(g)	Failure in responding to the notice given by Builder under (a) or (b) above shall be deemed as unconditional acceptance of the Vessel by the Buyer.

5.     Effect of Acceptance

Acceptance of the Vessel as provided above, shall be final and binding and shall preclude the Buyer from refusing formal delivery on basis of any alleged deficiency in any part or parts of the Vessel which were tested during the sea trial, provided all other procedural requirements for delivery have been met.

6.     Disposition of Stores of consumable nature

Any fuel oil, unused lubricating oil, grease, fresh water or other consumable stores furnished by the Builder for the sea trial, remaining on board the Vessel at the time of Delivery and Acceptance shall be purchased by the Buyer from the Builder at the original net purchase price thereof (Builder to provide supporting invoices and documentation/monitoring or certificate (if applicable) as to quantities to Buyer establishing the total amount due). Payment thereof shall be effected by the Buyer together with payment of the final instalment of the Contract Price.

ARTICLE VIII.	DELIVERY DATE AND DELIVERY

1.     Time and Place

Subject to the provisions of the following paragraphs, the Vessel shall be delivered at the Builder’s Shipyard (see Article H) or in the vicinity thereof free and clear of all liens, claims, mortgages and other encumbrances, on 30th September 2021 (the “Contract Delivery Date”), except that in the event of delays in the construction of the Vessel or any performance required under the Contract due to causes which under the terms of the Contract permit postponement of the Delivery Date (Permissible Delay), the Delivery Date shall be postponed as provided by Article IX, clause 4.

Unless otherwise agreed by the Buyer and the Builder in writing, the Buyer shall not be obliged to take delivery of the Vessel before the Contract Delivery Date.

2.     When and how effected

Upon the Vessel and the documents identified in clause 3 following being ready for delivery in accordance with the Contract and subject to the Builder having provided notice pursuant to Article VII, clause 4 (unless Buyer has validly rejected the Vessel and Article VII, clause 4(d) has not become effective), the Builder shall tender notice to the Buyer that the Vessel is ready for delivery, and the Buyer is obliged to accept delivery of the Vessel as then presented.

Provided that the Buyer has fulfilled all of its obligations under the Contract, Delivery and Acceptance of the Vessel shall be effected forthwith upon exchange and acceptance by the parties hereto of a Protocol of Delivery and Acceptance signed by each party acknowledging delivery of the Vessel and the required documentation by the Builder and the acceptance thereof by the Buyer.

3.     Documents to be delivered to the Buyer

Upon Delivery and Acceptance of the Vessel, the Builder shall provide and deliver to the Buyer at its expense the following documents, which shall accompany the Protocol of Delivery and Acceptance:

(a)	Protocol of Trials made pursuant to the Specifications.

(b)	Protocol of Inventory and Equipment of the Vessel, including spare parts and the like, all as specified in the Specifications.

(c)	Protocol of Stores of consumable nature referred to under Article VII hereof which are payable by the Buyer to the Builder.

(d)	Drawings and Plans pertaining to the Vessel together with all necessary instruction manuals, as further stipulated in the Specifications.

(e)

All Certificates including the Builder’s Certificate required to be furnished upon Delivery and Acceptance of the Vessel pursuant to the Contract an5I-ths Specifications. It is agreed that if, through no fault on the part of the Builder, the Classification Certificate and/or other required certificates are not available at the time of delivery, provisional certificates shall be accepted by the Buyer, provided that the Builder at its expense shall furnish the Buyer with final certificates as promptly as possible. All certificates with expiry dates shall be valid for a minimum period equal to the Guarantee Period.

(f)

Declaration of Warranty by the Builder that the Vessel is free and clear of any and all liens, charges, claims, mortgages and other encumbrances and that the Vessel is free of all burdens in the nature of imposts, taxes, or charges imposed by Norwegian authorities as well as of all liabilities of the Builder to its Sub-contractors, employees and crew, and of all liabilities arising from the operation of the Vessel in trials, or otherwise, prior to delivery.

(g)	Commercial invoice

(h)	Acknowledgement of receipt of information about the Vessel’s stability

(i)	Such other documents as may reasonably be required by Buyer for purposes of registering the Vessel (including but not limited to a Deletion Certificate issued by the competent authority).

4.     Title and Risk

Title to and risk of loss of or damage to the Vessel shall rest with the Builder until exchange of the Protocols of Delivery and Acceptance is effected, immediately upon which title and risk shall pass to the Buyer.

5.     Removal of Vessel

The Buyer shall take possession of the Vessel immediately upon Delivery and Acceptance thereof, and shall remove the Vessel from the premises of the Builder within five (5) days after the Delivery and Acceptance as aforesaid. If the Buyer does not remove the Vessel within the said period, the Buyer shall pay reasonable mooring charges for the Vessel for up to seven (7) days and shall thereafter compensate the Builder for all losses and expenses arising in addition to mooring charges.

ARTICLE IX.     ARTICLE IX     DELAYS AND EXTENSION OF TIME FOR DELIVERY (PERMISSIBLE DELAY, FORCE MAJEURE)

1.     Causes of Delay

(a)

In case of Force Majeure Delay, the actual time lost by all such delays shall be Permissible Delay. A Force Majeure Delay shall occur if either the construction of the Vessel or any performance required as a prerequisite of Delivery and Acceptance of the Vessel is prevented or delayed as a consequence of:

Acts of God; acts of princes and rulers; requirements of government authorities; war or warlike condition, blockade, revolution, insurrections, mobilisation, civil commotion or riots, mobilisation; sabotage; strike or lockout (except a strike, lockout or other local labour disturbances at the Builder’s yard and/or other facilities of the Builder), plague or other epidemics, pandemics, quarantines; flood, typhoons, hurricanes, storms or other extraordinary weather conditions not included in normal planning; earthquakes, volcanic eruptions, tidal waves, landslide; fires, explosions, collisions or stranding; embargoes; import or export bans or restrictions; prolonged failure, or shortage or restriction of electrical current, oil or gas;

and/or: any other extraordinary events beyond the control of the Builder;

and/or: inability to obtain delivery or delay in delivery of materials, machinery or equipment by Subcontractor(s) where the cause of delay would have been recognised as Force Majeure Delay under this Article IX if it had affected the Builder, provided that the Builder has shown due diligence in its choice of Subcontractor, so that at the time of ordering same it could reasonably be expected by the Builder to be delivered in time;

and/or: delays in the Builder’s other commitments resulting from Force Majeure as herein described directly causing delay of the Builder’s performance hereunder;

Provided always:

that there shall be no Force Majeure Delay if such delay could reasonably have been foreseen or anticipated by the Builder (or the Subcontractor, if applicable) on the Date of Contract (or date of subcontract, if applicable, or that it could have been prevented or overcome by the exercise of due diligence by the Builder (or Subcontractor, if applicable); and

that delays due to the insolvency or other financial difficulties of the Hull Subcontractor and/or the Superstructure Subcontractor shall on no account constitute Force Majeure Delay for the purposes of this Contract.

(b)	The provisions under sub-clause (a) above apply whether or not the Force Majeure occurs after the Delivery Date.

2.     Notice of delay

(a)

Within ten (10) days after the Builder becomes aware of any cause of delay as aforesaid, on account of which the Builder will claim that it is entitled under the Contract to postpone the Delivery Date, the Builder shall notify the Buyer in writing or by e-mail, confirmed by registered mail, of the date such cause of delay commenced. Likewise, within ten (I 0) days after the Builder becomes aware of any such cause of delay ending, the Builder shall notify the Buyer in writing or by e-mail, confirmed by registered mail, of the date when such cause of delay ended.+

Failure by the Builder to timely give such notices as aforesaid shall prevent the Builder from claiming Force Majeure Delay on account of such circumstances.

(b)

The Builder shall notify the Buyer of the period of Permissible Delay arising by reason of such Force Majeure Delay, with all reasonable despatch after it has been determined. Failure by the Buyer to object to the Builder’s claim for Permissible Delay within ten (10) days after receipt by the Buyer of such notice shall be deemed to be a waiver by the Buyer of its right to object to the determination of the actual time lost by delay caused by the responsible event of Force Majeure.

3.     Permissible Delay

Actual Delays in the construction of the Vessel arising on account of (i) Force Majeure Delay; (ii) Article VI and Article XII, clause 2 hereof; (iii) any other non-fulfilment by the Buyer of the Buyer’s obligations hereunder; (iv) delays in the delivery of Buyer’s Supplies; and/or (v) late action by the Classification Society or other bodies whose documents are required, shall constitute Permissible Delay,

4.     Net Delay

All events and circumstances giving rise to Permissible Delay shall be evaluated and re-evaluated from time to time during the construction process to assess their actual net effect, taken together in the aggregate, on the construction schedule using a critical path analysis (“Net Delay”). The Delivery Date shall be extended Working day for Working day for each day of Net Delay for any actual time lost by delay caused thereby.

ARTICLE X.	WARRANTY OF QUALITY

1.     Extent of Builder’s Responsibility

Save as provided for in this Article, the Builder shall have no responsibility whatsoever for Defects or the consequences thereof (including, without limitation, any direct or indirect loss of any type) that are discovered or occur after the Delivery and Acceptance of the Vessel.

2.     Guarantee

The Builder undertakes to repair and rectify or replace at its own cost and expense and free of charge to the Buyer, any Defects (but excluding any Buyer’s Supplies and/or defects or deficiencies caused thereby) discovered during the Guarantee Period, but excluding defects arising after Delivery and Acceptance due to normal wear and tear or improper handling of the Vessel or caused by improper use or maintenance of the Vessel on part of the Buyer, its servants or agents or by any other external effect after the Delivery and Acceptance.

The Builder’s liability as stated herein shall terminate in full if any Defects as aforesaid have not been discovered within the Guarantee Period (of twelve (12) months or such other period as the Builder and the Buyer may agree in writing) unless otherwise provided for in the Contract or otherwise agreed to in writing by Builder and Buyer and provided that any such Defects shall be notified in writing to the Builder as soon as practicably possible but in any event no later than twenty-one (21) days after Buyer’s discovery. Any notice hereunder must in any event be received by the Builder at the latest within twenty-one (21) days after expiry of the Guarantee Period, and shall include particulars of the deficiency in such detail as can reasonably be expected and the extent of the damage caused thereby (if any).

Notwithstanding the foregoing, the deadline for giving notice of a Defect shall not apply to any Defects that could only be discovered on dry docking the Vessel, in such case notice of such Defect(s) need not be tendered before the Vessel is in the dock, but must be tendered before the Vessel leaves the dry-dock.

The Guarantee Period will be extended in the following case:

From the completion of performance of any repair or replacement under this Article X, there will, except as provided below in this paragraph, be a further period of guarantee of twelve (12) months for the repaired items, but subject to an overall time-limit of twenty-four (24) months counted from the Delivery Date. Such further period of guarantee shall, however, not reduce the Guarantee Period below the original Guarantee Period for any such repaired or replaced item. Any additional guarantee period will be granted on the remedial works undertaken by the Builder or its Subcontractors in the Guarantee Period. The Buyer shall, however, not be entitled to any additional guarantee for defective repair work or defective replacement parts deficiencies not performed or provided by the Builder or its Subcontractors.

Notwithstanding anything here to the contrary, but subject always to the Builder’s written consent, which shall not be unreasonably withheld, the Buyer may defer any, repair or replacement of a Defect discovered during the Guarantee Period (provided timely notice thereof

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

was given to Builder as required herein) that would otherwise require an interruption to the Vessel’s operations to the next schedule drydock period for the Vessel.

3.     Rectification of Defects

If the Builder is liable for Defects as aforesaid, its obligations shall be as follows:

(a)

The Builder shall make any necessary repairs or replacements to rectify the Defect, or cause the Defect to be rectified at its own cost, and, to the extent not covered by Buyer’s insurance, provided always that the Buyer is in full compliance with all covenants and warranties in such insurance policy when the Defect occurs, any damage to the Vessel’s part(s) that has been damaged as a direct and immediate consequence of such Defect without any intermediate cause; provided, however, that the amount of any damage to the Vessel subject to a deductible under the applicable Buyer insurance policy shall not be regarded as “covered” for purposes of this provision. The Builder shall in any event not be liable for any consequential damage as stated herein over and above [*]. The Builder shall have no other liability whatsoever for any damage or loss caused as a consequence of the Defect.

(b)	The repairs, replacements and/or rectifications shall be made at the Builder’s Shipyard.

However, if it is impractical to bring the Vessel to the Builder’s Shipyard or if the Builder cannot supply the necessary replacement parts, material or labor without undue delay to the Vessel, the Buyer may, after having notified the Builder in writing, cause the necessary repairs, replacements and/or rectifications to be carried out elsewhere. In such case, the Builder shall at its own cost be entitled to forward necessary replacement parts or materials.

The Builder’s liability shall in such case be limited to pay the cost of repairs and replacements including travelling and forwarding expenses (unless such costs and/or expenses have been paid by Subcontractors), but always limited to the price of the work which the Builder would normally charge at its yard as documented by Builder’s books and records. Upon such payment, the Builder shall immediately be discharged from any further guarantee obligation in respect of and to the extent of — any such repairs or replacements performed by any other yard or supplier; provided that in the event operational necessities or a lack of required parts or labor are such that the repair or replacement is of a temporary or partial nature, the Builder shall have no responsibility for the quality of the parts or workmanship provided by such other yard or supplier but shall retain responsibility to provide for the full repair, replacement or other rectification of the subject Defect (and subject to clause 3(a) above, any attendant consequential damage).

In any case, the Builder shall co-operate with the Buyer to find proper solutions to rectify any Defect subject to Builder’s guarantee obligations under this Article X.

(c)	The Vessel shall in any case be taken at the Buyer’s cost and expense to the place elected for guarantee work, ready for the necessary repairs, replacements and/or rectifications.

(d)	The Builder shall have the ownership to all replaced parts. The Buyer shall return any such parts to the Builder at Builder’s request and at Builder’s expense.

4.     Subcontractors’ Guarantees

The Builder shall - upon the Buyer’s request - assign to the Buyer any rights the Builder may have against any Subcontractors, including any right to pursue any claim under the relevant subcontract. In the event of any such assignment, any liability the Builder had to the Buyer in respect of the work, equipment or other subject matter of the relevant subcontract shall be released to the extent of any recovery actually received by Buyer from such Subcontractor.

The Builder shall endeavour to have provisions in the subcontracts whereby the Buyer may claim against the Subcontractor directly.

5.     Extent of Builder’s Responsibility, Assignment

(a)

Upon Delivery and Acceptance of the Vessel to the Buyer in accordance with the terms of the Contract, the Builder shall thereby and thereupon be released of all responsibility and liability whatsoever and howsoever arising under or by virtue of this Contract (save in respect of those obligations to the Buyer expressly provided for in this Article X and in Article VII(4)(d)), VIII(3), XIV, and XV which shall survive) including without limitation (other than the foregoing saving in respect of the Builder’s surviving obligations) any other responsibility or liability for defective workmanship, materials or equipment, design or in respect of any defects whatsoever and any loss or damage resulting from any act, omission or default of the Builder, or for any losses, damages or expenses whether of a direct or indirect nature arising from any cause whatsoever including, without limitation, any direct or indirect loss of time, loss of use, loss of profit or earnings or demurrage, or any additional costs or expenses incurred by the Buyer.

(b)

The guarantee provided in this Article and the obligations and the liabilities of the Builder hereunder are exclusive and in lieu of and the Buyer hereby waives all other remedies, warranties, guarantees or liabilities, express or implied, arising by Law or otherwise (including without limitation any obligations of the Builder with respect to fitness, merchantability and damages) or whether or not occasioned by the Builder’s negligence. This guarantee shall not be extended, altered or varied except as expressly provided in this Article X or by a written instrument signed by the duly authorized representatives of the Builder and the Buyer.

(c)

If the Buyer sells the Vessel during the Guarantee Period and wishes to assign its rights hereunder, such assignment shall be subject to the Builder’s consent, which shall not be unreasonably withheld or delayed.

6.     Exclusion of Liability

(a)     The Builder shall in no event be liable for nor required to indemnify the Buyer for any claim for damages from any third party in respect of any loss of enjoyment, loss of or damage to property or personal injury or loss of life said to arise as a result of the breach by the Builder of any provision of this Contract, any defect or deficiency in the Vessel or any alleged failure by the Builder to comply with any product liability or other sales of goods legislation in any jurisdiction. The Buyer hereby agrees to indemnify the Builder in the event that any employee, servant or agent of the Buyer or any passenger, officer, crew member or any other person on board the Vessel successfully brings any claim against the Builder and the Buyer’s indemnity shall include, without limitation, repayment of all legal expenses incurred by the Builder in defending such a claim.

(b)     Furthermore, the Builder shall have no liability for, nor be required to compensate the Buyer, for any compensation (whether legally payable or paid ex-gratia) paid to any passenger as a result of any loss of enjoyment, loss of or damage to property, loss of life or personal injury said to arise as a result of the alleged breach by the Builder of its obligations under this Contract or as a result of any alleged defect or deficiency in the Vessel,

(c)     The Buyer shall in no event be liable for nor required to indemnify the Builder for any claim for damages from any employee, servant or agent of the Builder in respect of any loss of or damage to property or personal injury or loss of life said to arise as a result of the breach by the Buyer of any provision of this Contract. The Builder hereby agrees to indemnify the Buyer in the event that any employee, servant or agent of the Builder successfully brings any claim against the Buyer and the Builder’s indemnity shall include, without limitation, repayment of all legal expenses incurred by the Buyer in defending such a claim.

(d)     The provisions of this clause 6 are subject to the exception for certain claims under Article X, clause 7.

7.     The Guarantee Engineer

(a)     Subject to six (6) months prior written notice by the requesting party, the Builder shall have the right, but if requested by the Buyer shall have the obligation, to appoint a Guarantee Engineer to serve on-board the Vessel for the Guarantee Period. The Buyer and its employees shall provide the Guarantee Engineer with full cooperation in carrying out his duties, which shall be to assist Buyer and its crew to obtain the most efficient use of the Vessel and to identify and assist in planning and preparation for the rectification of Defects (or in rectifying such minor Defects as may be practicable). The Buyer shall accord the Guarantee Engineer board and treatment comparable to the Vessel’s Chief Engineer and reasonable accommodation based on _ availability of crew cabins, at no cost to the Builder. The Builder shall cover the’ salary and direct expenses of the Guarantee Engineer for the first six (6) months of the Guarantee Period, including the expenses of repatriation by air to the Guarantee Engineer’s home country. Thereafter, to the extent he is still serving aboard, the Buyer shall pay to the Builder the same wages as an European Chief Engineer as compensation for part of the cost and charges to be borne by the Builder in connection with the Guarantee Engineer.

(b)     The Guarantee Engineer shall, at all times and in all respects, be deemed to be the employee of the Builder. The Buyer shall be under no liability whatsoever to the Builder or to the Guarantee Engineer for personal injuries, including death, suffered by the Guarantee Engineer during the time when he or she is on board the Vessel, unless such personal injuries, including death, were caused by Gross Negligence of the Buyer, or of any of its employees or agents. Nor shall the Buyer be under any liability whatsoever to the Guarantee Engineer for damage to or loss or destruction of property of the Guarantee Engineer, unless such damage, loss or destruction is caused by Gross Negligence of the Buyer, or of any of its employees or agents. The Guarantee Engineer shall if requested sign a Letter of Indemnity required by the Buyer.

(c)     The Builder shall be under no liability whatsoever to the Buyer, or any of its employees or agents for personal injuries, including death or for damage to or loss or destruction of property of the Buyer, or of any of its employees or agents, caused by the Guarantee Engineer during the time when he or she is on board the Vessel unless such damage loss or destruction is caused by the Gross Negligence of the Guarantee Engineer. The presence on board of the Guarantee Engineer(s) shall in no way affect the rights and obligations of Builder and Buyer respectively as provided for in this Contract.

ARTICLE XI.	OWNERSHIP, RISK AND INSURANCE

1.     Registration

The Builder may mortgage the Vessel and its materials (excluding Buyer’s Supplies if possible) as security for the construction financing, including the provision of refund guarantee(s), for the Vessel and the Buyer shall if necessary give its consent for that purpose. Any such mortgage shall be cancelled and deleted from the relevant registry at the latest on Delivery and Acceptance.

Any materials, parts, machinery or equipment purchased by the Builder and appropriated for the Vessel which are not utilised for the Vessel shall remain the property of the Builder after Delivery and Acceptance of the Vessel, unless identifiable as an item paid for by Buyer and claimed by it for use aboard the Vessel.

The Buyer may register the Buyer’s rights under the Contract and the Vessel under construction in accordance with the rules of the Norwegian Maritime Act with the Builder as title holder.

2.     Risk and Insurance

(a)	Until Delivery and Acceptance, the Builder bears the risk of loss of or damage to the Vessel, materials, parts, machinery, boilers and equipment, excluding the Buyer’s Supplies.

(b)

The Builder will arrange and pay for customary builders’ risk insurance for the Vessel by insurers reasonably acceptable to Buyer, and keep same in force throughout the construction process until Delivery and Acceptance. The insurance shall include necessary fire and transport insurance of materials and equipment which the Builder procures from Subcontractors. If requested by Buyer, the Builder shall arrange the coverage to include Buyer’s Supplies, with the increase in insurance of Buyer’s Supplies to be paid by the Buyer.

The insured amount shall as a minimum cover the aggregate of the instalments paid by the Buyer pursuant to Article III from time to time together with interest thereon and, where the Builder is requested by the Buyer to so insure, for the value of any Buyer’s Supplies.

By paying extra insurance premiums the Buyer may require that the building insurance is increased to cover the rebuilding value at any time.

The Builder shall cause copies of the policy main terms to be provided to Buyer.

(c)     (i)     The insurance policies shall be taken out in the name of the Builder and Buyer as their interests may appear, and shall include, but not be limited to the hull, equipment, machinery or services provided by any tiers of Subcontractors at the premises of the Builder during the construction period of the Vessel.

(ii)     The Builder may collect directly from the insurance company all sums in respect of its own losses.

(iii)     In the event of partial damage which is to be repaired and which is recoverable under the insurance policies, and provided that such damage shall not constitute a total loss of the Vessel, the Builder shall apply the proceeds recovered under the insurance policies to the repair of such damage satisfactory to the Class and Regulatory Bodies, and (subject to satisfaction of all requirements) the Buyer shall accept the Vessel under the Contract if completed and delivery duly tendered thereafter in compliance with the Contract.

(iv)

If prior to its delivery the Vessel sustains such heavy damage that the Builder has no obligation to rebuild the Vessel, or if the parties and/or the insurance company agree that the damage to the Vessel constitutes a total / constructive / compromised total loss, then the Builder shall by mutual agreement between the parties hereto either:

(a)

Proceed in accordance with the terms of the Contract, in which case the amount recovered under the insurance policies shall be applied to the reconstruction of the Vessel, provided that the Buyer and the Builder shall first agree in writing to such reasonable postponement of the Delivery Date and adjustment of other terms of the Contract as may be necessary for such reconstruction, or

(b)

Refund immediately to the Buyer the amount of all instalments paid to the Builder under this Contract, and the cost of any Buyer’s Supplies insofar these are insured by the coverage procured by the Builder and destroyed, and return any other Buyer’s Supplies in “as is” condition whereupon this Contract shall be deemed to be cancelled and all rights and obligations of the parties hereunder shall terminate forthwith.

If the parties are unable to agree within thirty (30) days as to option (a) or (b) above, then option (b) shall apply.

(v)

Subject to the foregoing, the Builder shall for its own account insure the Vessel on terms that are normally used for insuring vessels under construction at Norwegian yards with coverage to be maintained until Delivery and Acceptance of the Vessel.

(vi) War risk insurance for the Vessel with accessories shall be taken out only at the request of the Buyer and for its account.

3.     Waiver of subrogation

The Buyer shall ensure that any insurances procured by or on behalf of the Buyer for the Vessel for coverage from and after Delivery and Acceptance, shall include a waiver of subrogation against the Builder and the Builder’s Subcontractors, and the Buyer shall document the same latest upon Delivery and Acceptance of the Vessel.

ARTICLE XII.     [*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

article xii.                       DEFAULT PROVISIONS

1.     Builder’s Default - Cancellation by Buyer

If (i) the Builder is declared bankrupt, commences or becomes subject to proceedings for dissolution, insolvency, receivership or similar relief, or (ii) a Refund Guarantee is rescinded, disavowed or is to expire within [*] and has not been replaced or extended in a manner reasonably satisfactory to Buyer, or if the issuer thereof is declared bankrupt, or becomes subject to proceedings for dissolution, insolvency, receivership, or similar relief and alternative security of a similar tenor by a first class international commercial bank reasonably acceptable to Buyer has not provided in substitution therefor, or (iii) Builder fails to perform any work relating to the design and/or construction of the Vessel (as applicable) for a running period of [*] (excluding any Permissible Delay), then the Buyer may cancel the Contract and without prejudice to its rights under the Refund Guarantees, claim compensation for its losses,

In the event that the Buyer shall exercise its right of cancelling the Contract under and pursuant to any of the provisions of the Contract specifically permitting the Buyer to do so, then the Buyer shall notify the Builder in writing (or by e-mail confirmed by registered mail), and such cancellation shall be effective as of the date notice thereof is received by the Builder.

Upon such cancellation the Builder shall promptly but in any event within ten (10) Working Days either accept the notice of cancellation, or declare its intention to dispute the same under the provisions of Article XIX hereof.

If cancellation is accepted by the Builder, the Builder shall notify the Buyer and the issuer of the Refund Guarantees accordingly and shall refund all sums paid by Buyer to the Builder under Article III hereof, including interest thereon at the rate of interest set out in Article III from the date of payment to the date of refund. The Builder shall make available to the Buyer the Buyer’s Supplies, or if they cannot be made available, the Builder shall pay to the Buyer an amount equal to the value thereof. Upon acceptance by the Builder of the notice of cancellation and refund (and tender of or payment for Buyer’s Supplies, if applicable) as aforesaid, the Builder shall have no liability whatsoever or howsoever arising, whether under law, statute or contract, for any other loss suffered by the Buyer.

If the Builder disputes the Buyer’s entitlement to cancel the Contract and commences arbitration in accordance with Article XIX hereof, the Builder shall have no obligation to refund any amount until a final and unappealable arbitration award (or in the event of an appeal or challenge, a final and unappealable court order) is obtained in favour of the Buyer, in which case the Builder shall then refund any amount ordered by the arbitration tribunal or court (as appropriate), together with interest thereon at the rate of interest set out in Article III, from the date of payment to the date of refund. The arbitration tribunal or court (as appropriate) shall also determine any dispute in relation to the return and/or reimbursement in respect of the Buyer’s Supplies. For the avoidance of doubt, the obligation of the Buyer to refund any instalments that have been paid under Article HI clause 4 shall be reduced by any amounts paid to the Buyer as a result of any demands under the refund guarantee provided for at Article Ill clause 5(a).

2.     Buyer’s Default - Disputes regarding Payment

(a)

If the Buyer fails to duly make the payments provided for in Article III, clause 2, the Builder shall by written notice to the Buyer, request payment of the unpaid amount. If the amount has not been paid within ten (10) Banking Days from receipt of such notice, the Builder may postpone the commencement of, or stop the work on the Vessel and enforce payment of its claim. Any time lost as a result of the Builder postponing the commencement of, or stopping the work on the Vessel in accordance with this provision shall be deemed to amount to Permissible Delay.

(b)	If twenty (20) days have elapsed from the receipt of the above notice without the Buyer having paid or provided security acceptable to the Builder, the Builder may cancel the Contract.

In either case the Builder may claim compensation for losses caused thereby.

Notwithstanding the above, if there is a dispute in respect of the Buyer’s payment obligation, the Builder has no right to postpone the commencement or stop the work or cancel the Contract, if the Buyer provides security acceptable to the Builder for the disputed unpaid amount.

If the Buyer is declared bankrupt, the Builder may cancel the Contract and claim compensation for its losses.

For the avoidance of doubt, if the Builder cancels this Contract pursuant to this Article XII.2, should the aggregate of (I) any net value realised by the Builder from the Vessel (i.e. the value realised minus the costs of realising it); and (2) the instalments of the Contract Price retained by the Builder, exceed the Builder’s losses, the Builder shall account to the Buyer for such excess (provided always that the Buyer shall not, in any such accounting, be entitled to receive more than the total of all instalments paid by it under Article III prior to cancellation of the Contract).

ARTICLE XIII.	ASSIGNMENT

Neither of the parties hereto shall assign or novate the Contract to a third party unless (a) prior consent of the other party is given in writing, such consent not to be unreasonably withheld, or (b) in the case of Buyer, the assignment is (i) to an affiliate of Buyer and notice of the assignment is promptly given to Builder, or (ii) to a financial institution providing financing to or guarantee on behalf of Buyer in connection with this Contract; and subject always to the continuity of the security provided by Buyer pursuant to Article III, clause 5(b) or the provision of substitute security satisfactory to the Builder.

The Contract shall endure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of the parties hereto.

ARTICLE XIV.	TAXES AND DUTIES

1.     Taxes and Duties in the country of the Builder

The Builder shall bear and pay all taxes and duties imposed in Norway and in the country of the Builder’s Subcontractors in connection with the execution and/or performance of the Contract, excluding any taxes and duties imposed in the country of the Builder upon the Buyer’s Supplies which shall be for the Buyer’s cost and expense.

2.     Taxes and Duties outside the country of the Builder

The Buyer shall bear and pay all taxes and duties imposed outside the country of the Builder in connection with the execution and/or performance of the Contract, except for taxes and duties imposed upon those items to be procured by the Builder for construction of the Vessel or attributable to a Subcontractor.

ARTICLE XV.	PATENTS, TRADEMARKS, COPYRIGHTS

(a)

Where they are owned and supplied by a party hereto, that party shall retain all Intellectual Property Rights with respect to the Specification, plans and Drawings, technical. descriptions, calculations, test results and other data, and information and documents concerning the design and construction of the Vessel. The other party undertakes not to disclose the same or divulge any information contained therein to any third parties without the prior written consent of the first party, except where it is necessary for usual operation, repair and maintenance of the Vessel and to subsequent owners and prospective purchasers and charterers.

(b)

Each party shall ensure that any manufacture and/or supply according to specifications, drawings, models or other instructions supplied by it in connection with the construction of the Vessel shall not infringe any Intellectual Property Rights of third parties. Should claims nevertheless be made against the non-supplying party in respect of Intellectual Property Rights arising out of or in any way related to the performance of the Contract (including in respect of Builder’s design for the Vessel), the supplying party shall keep the other party indemnified against such claims, including any legal costs in connection therewith.

(c)

For the purpose of this sub-clause (c), “Information” means technical information relating to the Vessel designated by one party as confidential and supplied or disclosed by that party to the other, except information which corresponds in substance to information which:

(i)	Was developed by and in possession of the other party prior to first receipt from the first party; and/or

(ii)

At the date of hereof or hereafter, through no wrongful act or failure to act on the part of the other party, enters the public domain or is received by the other party from a third party without any obligation of confidentiality.

Where it is necessary during the performance of this Contract for one party to make Information available to the other party, the other party shall hold all such Information in confidence and not disclose it to any third parties (except that disclosure to its officers, directors, employees, agents and consultants involved in the construction of the Vessel or in its subsequent maintenance, repair or operation or use if for any purpose other than in connection with the construction of the Vessel and for its subsequent maintenance, repair and operation as provided herein without the prior written consent of the first party, which shall not be unreasonably withheld.

(d)

Nothing contained in this Contract shall be construed as an assignment or transferring any intellectual property of any kind from one party to the other, and all such rights including the design of the Vessel are hereby expressly reserved to the true and lawful owner(s) thereof; provided that nothing in this paragraph (d) shall limit or restrict any sale or transfer of interests in or to the Vessel or of the rights of any transferee to use and employment of the Vessel.

ARTICLE XVI.	BUYER’S SUPPLIES

1.     Responsibility of Buyer

(a)

The Buyer shall, at its own risk, cost and expense, supply and deliver to the Builder all of the items to be furnished by the Buyer, as specified in the Specifications Chapter M and as defined in Article I, at the warehouse or other storage facility of the Builder in a proper condition ready for installation in or on the Vessel, in accordance with a time schedule to be provided within sixty (60) days after Date of Contract by the Buyer and approved by the Builder.

(b)

In order for the Builder to install the Buyer’s Supplies in or on the Vessel (if so agreed in writing between the Parties), the Buyer shall furnish the Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by all applicable rules and regulations. If so reasonably requested by the Builder, the Buyer shall without any charge to the Builder cause the representatives of the manufacturers of the Buyer’s Supplies to assist the Builder in installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustments at the Builder’s Shipyard, in each case provided such service is customarily rendered by such representatives.

(c)	Any and all of the Buyer’s Supplies shall be subject to the Builder’s reasonable right of rejection, when and if they are found to be unsuitable or in improper condition for installation.

(d)

Should the Buyer fail to deliver any of the Buyer’s Supplies within the time designated in the approved schedule, any time actually lost shall be Permissible Delay; provided that Buyer may by notice to Builder instruct that construction proceed without installation of such late item(s).

(e)

If delay in delivery of any of the Buyer’s Supplies exceeds ten (10) days, then the Builder shall be entitled to proceed with construction of the Vessel without installation thereof in or on the Vessel as hereinabove provided. In such event, or in the event of Buyer instructions pursuant to clause (d), and the Buyer shall accept and take delivery of the Vessel so constructed with any unincorporated Buyer’s Supplies that were not installed by reason of the provisions of clause (d) or this clause (e) delivered as loose items or, if undelivered, separately after the Delivery Date.

(f)

The Builder shall permit the Buyer’s personnel and/or Buyer’s subcontractors access to the relevant part of the Vessel for the purpose of installing and commissioning of the Buyer’s Supplies in accordance with the schedule set out in (a). Any installation and commissioning of the Buyer’s Supplies which has an impact on the Delivery Date shall be deemed Permissible Delay.

2.     Responsibility of Builder

The Builder shall be responsible for storing and handling with due diligence the Buyer’s Supplies after delivery thereof at the Builder’s Shipyard. The Builder shall not in any way be responsible for the quality, efficiency and/or performance and/or commissioning and testing of any of the Buyer’s Supplies. In addition, and unless the Builder confirmed in writing the inter-

face design prior to the Buyer’s ordering of the relevant Buyer’s Supplies, the Builder shall bear no responsibility or liability for the inter-face design or any part hereof. Title to Buyer’s Supplies shall at all times remain with Buyer.

3.     Installation of Buyer’s Supplies

If installation of Buyer’s Supplies is not clearly described as included in the Specifications, any installation by the Builder of Buyer’s Supplies in or on the Vessel shall be subject to a written Change Order as set out in Article VI.

The provisions of this Article XVI shall also apply in full for Buyer’s Supplies included in subsequent Change Orders.

ARTICLE XVII.	NOTICES

1.     Address

Any and all notices and communications in connection with the Contract shall be in writing; addressed to the applicable Party at the address set forth in the Preamble and given by hand delivery, express service or by email (with any notice by email to be confirmed by a copy by hand or express) as follows:

To the Buyerin duplicate to the attention of
Name:Nikolaos Doulis, S.V.P.
E-mail: and
Name:Craig Felenstein, CFO
E-mail:
To the Builder:
Name:Kristian Sirtre, Managing Director
E-mail:

2.     Language

Any and all written notices and communications in connection with the Contract shall be in the English language.

ARTICLE XVIII.	ENTIRE CONTRACT & INTERPRETATION

1.     Entire Contract

The Contract constitutes the entire agreement between the parties hereto and no promise, undertaking, representation, warranty or statement by either party prior to the date of this Contract shall affect this Contract. Any modification of this Contract shall not be of any effect unless in writing signed by or on behalf of the parties.

2.     Interpretation

If any provision or part-provision of this Contract is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Contract If one party gives notice to the other of the possibility that any provision or part-provision of this Contract is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision. Any such amended provision shall be deemed to have had effect since this Contract became effective.

The index and headings (of all levels and types) appearing in this Contract are included for convenience only shall not affect the interpretation of this Contract.

ARTICLE XIX.	ARTICLE XIX GOVERNING LAW, DISPUTE AND ARBITRATION

1.     Governing Law

The parties hereto agree that the validity and interpretation of the Contract and of each Article and part thereof and any non-contractual obligations arising under or in relation hereto, shall be governed by and interpreted in accordance with English law.

2.     Arbitration

In the event of any dispute between the parties hereto arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London, England in accordance with the Rules of the London Maritime Arbitrators Association (“LMAA”) and the following provisions:

(a)

Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also reasonably identify the dispute. Within fourteen (14) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the tribunal of arbitration (hereinafter called the “Arbitration Tribunal”) for the settlement of such dispute.

(b)

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within fourteen (14) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Tribunal. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within fourteen (14) days from the date on which the second arbitrator is appointed, either party or the said two arbitrators may apply to the president of the LMAA to appoint a third arbitrator. The award of the arbitration made by the sole arbitrator or by the majority of the three arbitrators as the case may be, unless appealed by either party, shall be final, conclusive and binding upon the parties hereto.

(c)	All arbitrations shall be conducted in the English language.

(d)	The arbitrators) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

(e)	Judgment on any award may be entered in any court of competent jurisdiction.

3.     Technical Matters

Notwithstanding clause 2, in the event of any dispute regarding the interpretation of a Specification, or the determination as to whether any work performed or material provided for the construction of the Vessel conforms to the Specifications, Drawings, or other approved plans or modifications, either party may by notice to the other cause the matter to be referred to DNV•GL, who is hereby appointed as technical mediator and whose decision as to the matters referred to him shall not be binding on the parties but shall be admissible in any subsequent proceeding. The costs of the technical mediator shall be borne by the parties in shares proportionate to the outcome of the dispute, and in the event of the failure of a party to pay its share within thirty (30) days of invoice the other party may advance the amount thereof to the technical mediator and in such event shall be entitled to recover in any subsequent proceedings as liquidated damages an amount equal to double the amount so advanced.

ARTICLE XX.	INTENTIONALLY OMITTED

ARTICLE XXI.	ADDITIONAL TERMS

1.     Material and Equipment

All material and equipment provided for construction of the Vessel shall be new, identified by country of origin, not purchased, obtained or used in violation of any EU or U.S. law or sanctions program then in effect, not contraband, counterfeit or embargoed.

The Builder acknowledges that the Buyer intends to arrange financing for the Vessel including export credit guarantee support from GIEK and shall, to the extent reasonable and always within the limits of the Maker’s List and this Contract, cooperate in endeavouring to meet applicable requirements of GIEK as to eligible content.

Subject to a solution for supply and installation of flowmeters being agreed between the parties and effected by way of a signed and effective change order for Hull no. 312, an identical solution will be offered for the Vessel. Provided that the supply and installation of flowmeters are identical to the technical solution agreed for Hull no. 312, the change order to be offered for the Vessel will be on the following commercial terms: (i) the Buyer shall procure, pay for and deliver (as Buyer’s Supplies) all components (including commissioning) relevant to the supply and installation of the flowmeters; (ii) the engineering documentation developed and paid for by the Buyer for Hull no. 312 shall be reused and as such not charged separately for the Vessel; and (iii) the Builder shall install the flowmeters on the Vessel and connect it to the Vessel’s automation system without additional costs to the Buyer and without any entitlement on the part of the Builder to additional time on account of such work.

2.     Environmental Considerations

Builder shall give due consideration when selecting materials for use in constructing the Vessel to its eventual disposition and to the extent practicable to the use of materials better adopted to recycling while minimizing the use of hazardous materials.

3.     Effectiveness

This Contract shall become effective upon the signing of this Contract on behalf of both the Builder and the Buyer.

4.     Execution

The Contract, including the Conditions of Contract with their Appendices, has been drawn up in two identical originals, one for each party.

This Contract may be executed in two counterparts, each of which when executed and delivered shall constitute a duplicate original, but the counterparts shall together constitute the one agreement.

Ulsteinvik, 25 February 2019          New York, 25 February 2019

Name: Kristian Swtre For and on behalf of Ulstein Verft AS	Name: Sven Olof Lindblad For and on behalf of Linblad Maritime Enterprises, Ltd. Lindblad Maritime Enterprises, Ltd

Appendix I Buyer’s Form of Corporate Guarantee
Appendix II Builder’s Form of Refund Guarantee
Appendix III Building Specifications
Appendix IV Additional Changes for Hull No, 316
Appendix V Lump sums
Appendix VI GAP analysis from the Classification Society
Appendix VII Fuel Consumption Guarantee
Appendix VIII Fuel Oil Consumption Estimate
Appendix IX Submarine Handling and Storage Capability Alternative Solutions GE